EXHIBIT 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

DANIEL MELLO GUIMARAES,

ROMAIN STRECKER,

THE BOSTON SOLAR COMPANY LLC,

and

SINGLEPOINT INC.

dated as of

November 20, 2021

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SECURITES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of November 18, 2021, is entered into among Daniel Mello Guimaraes, an individual (“Guimaraes”), Romain Strecker, an individual (“Strecker” and collectively with Guimaraes, the “Sellers”), The Boston Solar Company LLC, a Delaware limited liability company (the “Company”), and SinglePoint Inc., a Nevada corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Interests”), of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Purchased Interests (defined below), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, (i) 100% of the Interests held by Strecker (the “Strecker Interests”) and (ii) Interests held by Guimaraes equal to 60.2% of the Company (the “Guimaraes Interests” and together with the Strecker Interests, the “Purchased Interests”), with such percentage being acquired by Buyer equal to 80.1% of the Interests of the Company, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Interests shall be $6,453,608.00 (as adjusted pursuant to Section 1.02(b)(i) and (ii), the “Purchase Price”). Buyer shall pay the Purchase Price to Sellers as follows:

(a) $1,000,000 to Strecker in the form of installment payments to be paid pursuant to a Promissory Note between Buyer and Strecker (the “Strecker Note”)

(i) a $250,000 cash payment on or prior to the date that is six months from the date of Closing;

(ii) a $250,000 cash payment on or prior to the date that is 12 months from the date of Closing; and

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(iii) a $500,000 cash payment on or prior to the date that is 18 months from the date of Closing.

(b) 5,453,608.00 to Guimaraes in the form of (i) a cash payment equal to $3,513,185.00 (the “Preliminary Cash Consideration or the “Guimaraes Cash Consideration”), minus a $250,000 holdback (the “Holdback”) that will serve to satisfy any working capital Post-Closing Adjustment or any indemnification obligations for twelve (12) months from the Closing Date. The Preliminary Cash Consideration will also be adjusted as described in Section 1.02(c) and according to the payment waterfall set forth in Section 1.02(c) of the disclosure schedules, attached hereto and made a part hereof, delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement (collectively, the “Disclosure Schedules”); and (ii) $1,940,423.00 in the form of installment payments (the “Guimaraes Installments”) to be paid as described in Section 1.02(d).

(c) At the Closing, Buyer shall pay to Guimaraes an amount equal to the Preliminary Cash Consideration: (i) minus any outstanding principal and interest from the $348,900.99 Santander Line of Credit SBA dated 08/23/2019 (the “Santander Line of Credit” ; (ii) minus any outstanding principal and interest from the $66,640.41 Santander Term Loan SBA 2594 dated 12/07/2016 (“Santander 2594”); (iii) minus any outstanding principal and interest from the $358,420.37 Santander Term Loan SBA 2573 dated 08/23/2019 (“Santander 2573”); (iv) minus any outstanding principal and interest from the $148,844.00 Santander-EIDL Loan dated 06/15/2020 (“Santander-EIDL”) (the Santander Line of Credit, Santander 2594, Santander 2573, Santander-EIDL, collectively the “Santander Loans”); (v) minus any outstanding principal and interest from the $72,468.75 Ansel Barnum Loan (the “Barnum Loan” dated 01/03/2019; (vi) minus any outstanding principal and interest from the $1,194.81 American Express Loan (the “American Express Loan”) dated 05/31/2018, (the Santander Loans, the Barnum Loan, and the American Express Loan, collectively, the “Loans”) all which shall be paid as set forth in Section 1.02(c) of the Disclosure Schedules, plus or minus the Working Capital Adjustment, the net amount of which shall be paid by wire transfer of immediately available funds pursuant to wire transfer instructions, which instructions have been delivered by Sellers to Buyer (the “Closing Date Payment”). At or prior to Closing, the Company will forgive the outstanding principal of $710,000.00 and interest owed by Guimaraes to the Company pursuant to the Line of Credit effective as of January 1, 2017 (the “Guimaraes Debt”), provided, however, that Guimaraes shall fully indemnify the Buyer and the Company for all claims, causes of action or liabilities associated with the Guimaraes Debt, including but not limited to any Tax related liabilities. Buyer shall have no responsibility or liability for the allocation of the Purchase Price among the Sellers, which shall be governed solely by payment waterfall provisions of Section 1.02(c) of the Disclosure Schedules.

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(i) Working Capital Adjustment. Any Working Capital Adjustment in this Section shall be applied first from the Holdback, then by adjusting the amount of the Guimaraes Installments and then as otherwise described in Section 8.07(d). In the event that the Net Working Capital (as defined below) (A) is 10% (or more) greater than the Target Working Capital, the Purchase Price shall be increased dollar-for-dollar by the amount, if any, that the Net Working Capital is greater than the Target Working Capital or (B) is 10% (or more) less than the Target Working Capital, the Purchase Price shall decreased dollar-for-dollar by the amount, if any, that the Net Working Capital is less than the Target Working Capital (the “Working Capital Adjustment”). For purposes of this section, “Target Working Capital” means the average Net Working Capital at the conclusion of each month for the trailing twelve months from the Closing Date, as reflected on the Estimated Working Capital Statement (as defined in Section 1.02(c)(ii) below). For purposes of such calculation, which shall be determined in accordance with U.S. GAAP, as used in this Agreement (x) “Net Working Capital” means Current Assets of the Company less Current Liabilities of the Company (in each case, as of the Closing) with “Current Assets” meaning cash and cash equivalents plus accounts receivable plus inventory plus prepaid expenses and “Current Liabilities” means accounts payable (including any credit card debt) plus accrued expenses plus unearned revenue; provided, however, that Current Assets and Current Liabilities shall not include any deferred tax assets or deferred tax liabilities.

(ii) Closing Date Working Capital Statement. Guimaraes shall have caused the Company to prepare and deliver to Buyer no later than five (5) Business Days before the Closing Date a statement (the “Estimated Working Capital Statement”) which shall set forth Guimaraes’ good faith estimate of (i) the Company's estimated Net Working Capital at the Closing Date, (ii) Target Working Capital (with the difference equaling the “Closing Working Capital”) and (iii) the Purchase Price, as adjusted pursuant to Section 1.02(c)(i) (such adjustment amount, the “Purchase Price Adjustment Amount”). The Estimated Working Capital Statement shall contain all information reasonably necessary to determine all applicable calculations, including appropriate supporting documentation.

(iii) Post-Closing Adjustment.

(A) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Guimaraes a statement setting forth its calculation of the Closing Working Capital, meaning the difference between Net Working Capital at the Closing date and Target Working Capital (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall contain all information reasonably necessary to determine the Closing Working Capital, including appropriate supporting documentation.

(B) The post-closing adjustment shall be an amount equal to the Closing Working Capital as calculated in the Closing Working Capital Statement minus the Closing Working Capital as calculated in the Estimated Working Capital Statement and shall be paid in favor of the applicable party to reconcile the difference in accordance with Section 1.02(c)(i) (the “Post-Closing Adjustment”), provided that payment of the Post-Closing Adjustment shall only occur if the difference between the two calculations of Closing Working Capital is greater than 10% of the Target Working Capital.

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(iv) Examination and Review.

(A) Examination. After receipt of the Closing Working Capital Statement, Guimaraes shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Guimaraes and Guimaraes’ accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Guimaraes may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(B) Objection. On or prior to the last day of the Review Period, Guimaraes may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Guimaraes’ objections in reasonable detail, indicating each disputed item or amount and the basis for Guimaraes’ disagreement therewith (the “Statement of Objections”). If Guimaraes fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Guimaraes delivers the Statement of Objections before the expiration of the Review Period, Buyer and Guimaraes shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(C) Resolution of Disputes. If Guimaraes and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an independent accountant appointed by mutual agreement of Buyer and Guimaraes (the “Independent Accountant”) who, acting as an expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

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(D) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Guimaraes, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Guimaraes or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(E) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(v) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (iv) above. Any payment of the Post-Closing Adjustment owed by Guimaraes to Buyer shall be paid through the Holdback, then by adjusting the amount of the Guimaraes Installments and then as otherwise described in Section 8.07(d). The amount of any Post-Closing Adjustment in excess of the Purchase Price shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to nine percent (9%), or the maximum amount permitted by law if a lesser amount. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(vi) Adjustments for Tax Purposes. Any payments made pursuant to Section 1.02 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(d) Guimaraes Installments. The Guimaraes Installments shall be payable in common stock of the Buyer and calculated based on the volume weighted average closing share price of Buyer ordinary shares on the OTC market over the 60 trading days prior to the Closing (the “Stock Consideration”). The Guimaraes Installments shall be paid in equal quarterly payments beginning six (6) months following the Closing Date over the thirty-six (36) months following the Closing Date; provided, however, Guimaraes will not be entitled to sell any Stock Consideration prior to one (1) year from the Closing Date.

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ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) no later than December 31, 2021, (the day that the Closing occurs shall be referred to herein as the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern time on the Closing Date. By providing notice at least 72 hours prior to the Closing Date, Buyer may elect to delay the Closing Date up to sixty (60) days (the “Extension Period”), provided the Buyer continues to pursue the transaction and satisfy any conditions of Closing in good faith and using commercially reasonable best efforts. In the event that the transactions contemplated by this Agreement do not close by the end of the Extension Period, then the Agreement shall terminate with no further effect or liability, except as otherwise explicitly set forth herein.

Section 2.02 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Guimaraes:

(A) the Guimaraes Cash Consideration as adjusted pursuant to Sections 1.02(b) and (c) and less the Purchase Price Adjustment Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Guimaraes to Buyer no later than two Business Days prior to the Closing Date, which designation shall be irrevocable by Guimaraes; and

(B) all other applicable agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 and any other provision of this Agreement (the “Ancillary Documents”).

(ii) deliver to Strecker:

(A) the applicable Ancillary Documents; and

(B) The Strecker Note.

(b) At the Closing, each of the Sellers shall deliver to Buyer:

(i) Documents evidencing transfer of the Purchased Interests by that Seller, free and clear of all Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto; and

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(ii) the applicable Ancillary Documents, which shall include all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 or any other provision of this Agreement.

Section 2.03 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Buyer, the Company and their respective Affiliates is entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as the Buyer reasonably determines it (or the Company or any of its Affiliates) is required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Except as set forth in Section 3.24, Sellers and the Company (but only prior to the Closing for the Company), jointly and severally, except where otherwise noted that such representation or warranty is made in an individual capacity, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing. Except as set forth in Section 3.24 and where otherwise noted as being made in an individual capacity, the representation of Sellers and the Company (but only prior to the Closing for the Company) are joint and several. For purposes of this ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual knowledge of any Seller, after due inquiry.

Section 3.01 Authority of Sellers. Each Seller, individually, has the legal capacity to execute, deliver and perform this Agreement and execute, deliver and perform such other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which he is a party and each of the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.

Section 3.02 Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have Material Adverse Effect. All company actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

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Section 3.03 Capitalization.

(a) Schedule 3.03 sets out the authorized and issued membership interests, equity or other securities and Interests of the Company (together with the names and holdings of each of the members of the Company) as of the date of this Agreement and immediately prior to the Closing and all of the outstanding membership interests, equity or other securities and Interests of the Company are owned of record by the holders and in the respective amounts as are set forth on such Schedule. All of the issued and outstanding membership interests, equity or other securities and Interests of the Company (i) were duly authorized for issuance and are validly issued, fully paid and non-assessable, (ii) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) have the rights, preferences, privileges and restrictions set forth in the Organizational Documents of the Company and its Subsidiaries. All securities of the Company have been issued in compliance with all Laws, rules and regulations, including applicable securities Laws and the Organizational Documents.

(b) Except as set out in Section 3.03(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, unit or stock appreciation, phantom unit or stock, profit participation, or other rights, agreements (other than this Agreement), or commitments relating to the membership interests of the Company or obligating Sellers or the Company to issue or sell any interests of, or any other interest in, the Company or to share any revenue or otherwise pay amounts, except to employees as part of salaries and bonuses in the ordinary course or other contractors or to third parties as part of a bona fide arm’s length transactions in the ordinary course. There are no voting trusts, unitholder or stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Interests.

Section 3.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”). The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with: (i) any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”); or (ii) any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers, individually, or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers, individually, or the Company is a party or by which Sellers, individually, or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

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Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2020, 2019, and 2018 and the related statements of income and retained earnings, unitholders’ equity, and cash flow for the years then ended (the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of September 30, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists Contract(s) that are material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i) sampling of Contracts of the Company involving aggregate consideration in excess of $35,000 for residential contracts and $75,000 for commercial contracts that are materially representative of similar Company contracts;

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(ii) all Contracts that provide for the indemnification by the Company of any Person as illustrated by sample residential and commercial contracts provided on Disclosure Schedule 3.09(a) or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) are available to Buyer.

Section 3.10 Real Property; Title to Assets.

(a) Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b) The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

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(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11 Intellectual Property.

(a) The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b) Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). Each Seller, individually, represents that the Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances or reservation of rights by each Seller, individually, with respect to the Company Intellectual Property. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c) The conduct of the Company’s business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(d) The Sellers, individually, and all employees or third parties involved in creating Intellectual Property related to the Company’s business either have, or will prior to the Closing, for good and valuable consideration, assign all rights and ownership to the Company to the maximum extent permitted by law, unless such Intellectual Property is owned by third parties and licensed to the Company as part of standard third-party licensing agreement.

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Section 3.12 Material Customers and Suppliers.

(a) Except as otherwise disclosed on Disclosure Schedule 3.09(a) or Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13 Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Sellers or their Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) Other than as set forth in Disclosure Schedule 3.14, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Sellers, or any Affiliate of Sellers: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b) There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets other than where non-compliance would not have a Material Adverse Effect.

(b) All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16 Environmental Matters.

(a) The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b) The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor any Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) To the Sellers’ knowledge there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. To the Sellers’ knowledge, There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

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Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b) For each Benefit Plan, Sellers have made available upon request to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). To Seller’s knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d) The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

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(e) The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including unit-based or stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Disclosure Schedules lists: (i) all current employees, independent contractors, and consultants of the Company by function; and (ii) for each of the individuals described in clause (i), (A) the title or position, hire date, and compensation schedules (access to all personnel records are available consistent with applicable employee privacy laws), (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid consistent with Company’s payroll practices in the ordinary course of its business through the Closing Date.

(b) The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

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(c) The Company is and has been in compliance with: (i) all material applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.19 Taxes.

(a) For purposes of this Agreement:

(i) “Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(ii) “Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return.

(b) All Tax Returns required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns have been properly completed in compliance with all applicable Laws and are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31, 2013.

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(c) The Company has timely withheld and paid over to the appropriate Governmental Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and the Company has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(d) No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company. There are no pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to the Company.

(e) The Company (i) is not a party to or bound by, and does not have any obligation under, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten, and (ii) does not have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement, contract or arrangement.

(f) The Company has not (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(g) The Company has delivered or made available to the Buyer: (i) correct and complete copies of all Tax Returns required to be filed by the Company for which the statute of limitations has not expired; (ii) all ruling requests, technical advice memoranda, closing or similar agreements, or similar agreements or documents relating or attributable to the Company that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired or for which the Company has any Tax or other liability thereunder; (iii) all Tax abatement or similar agreements (or any other agreements) with any Governmental Authority for which the Company is a party (and for which the Company could have any Tax or other liability thereunder); and (iv) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of the Company relating to any period for which the statute of limitations has not expired.

(h) The Company has not had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns and pay Taxes that any such Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

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(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid income received or accrued on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date, (vii) election made under Section 108(i) of the Code (or any analogous provision of applicable Tax Law) on or prior to the Closing Date; or (viii) election made under Section 965(h) of the Code (or any analogous provision of applicable Tax Law) prior to the Closing Date.

(j) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) of the Company has been operated and administered since January 1, 2005 in compliance with Section 409A of the Code and IRS Notice 2005-1 and the other proposed and final guidance under Section 409A of the Code. No payment pursuant to any nonqualified deferred compensation plan between the Company and any “service provider” (as such term is defined under Section 409A of the Code) would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the transactions contemplated hereby or otherwise, and no current or former service provider of the Company is entitled to receive any gross-up or additional payment by reason of any tax required by Section 409A of the Code being imposed on such Person. No nonqualified deferred compensation plan of the Company has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(k) The Company has not been a member of an affiliated, combined, consolidated, unitary or similar Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(l) There are no liens for Taxes (i) (other than for current Taxes not yet due and payable) upon the assets of the Company or (ii) upon the Purchased Interests.

(m) None of Company’s intangible assets are “section 197(f)(9) intangibles” as defined in Treasury Regulation Section 1.197-2(h)(1)(i).

(n) The Company has not engaged in a trade or business in any country other than the country in which it was established or had a permanent establishment in any country other than the country in which it is established.

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(o) The Company (i) is not a party to or bound by (and does not have any obligation under) any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Governmental Authority with respect to any period for which the statute of limitations has not expired or (ii) does not have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(p) At all times since its formation, the Company has been properly classified as a partnership for applicable income Tax purposes, and each Member and the Company has filed all tax returns and has otherwise taken all Tax reporting positions in a manner consistent with such treatment. The Company has not participated in the establishment of an established securities market (within the meaning of Treasury Regulation Section 1.7704-1(b)) or a secondary market or the substantial equivalent thereof (within the meaning of Treasury Regulation Section 1.7704-1(c)). No election has been made (or is deemed to have been made) under Treasury Regulation Section 301.7701-3 (or any corresponding provision of applicable Tax Law) to classify the Company as an association taxable as a corporation. The Company has a valid election in effect under Section 754 of the Code (and any analogous provision of applicable state and local Law).

(q) The Company has not deferred or participated in the deferral of any payroll Taxes or similar Taxes for any tax periods (or portion thereof) ending on or before the Closing Date under Section 2302 of the CARES Act, the President’s Memorandum of August 8, 2020 Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, IRS Notice 2020-65 or IRS Notice 2021-11 (or, in each case, any analogous provision of applicable state, local or foreign Law).

Section 3.20 Books and Records. The minute books and ownership record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.21 Brokers. Except as set forth on Disclosure Schedule 3.21, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers, individually, or the Company.

Section 3.22 Stock Consideration. To the extent that the Sellers acquire any Stock Consideration of the Buyer, such Stock Consideration to be acquired by the Sellers will be acquired for investment for the Sellers’ own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same. Sellers do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

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(a) The Sellers can bear the economic risk of acquiring the Stock Consideration. The Sellers have such knowledge and experience in finance, securities, investments, including investment in non-registered securities, and other business matters so as to be able to protect their interests in connection with this Agreement and the transactions contemplated herein. The Sellers have had full opportunity to review information regarding the business and financial condition of Buyer with the Sellers’ own legal and financial advisers prior to execution of this Agreement. The Sellers recognize that the receipt of the Stock Consideration involves a high degree of risk and has an opportunity to review all filings by Buyer with the SEC and to ask questions of, and receive satisfactory answers from, management of Buyer.

(b) The Sellers understand that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sellers must hold the Stock Consideration for a period of twelve months until the Stock Consideration is freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

(c) The Sellers have read and understand the “risk factors” sections of the Buyer’s publicly available filings made pursuant to the Exchange Act of 1934.

(d) The Sellers understand that the Stock Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ representations as expressed herein. The Sellers understand that the Stock Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sellers must hold the Stock Consideration for a period of twelve months until the Stock Consideration is freely tradeable pursuant to Rule 144 promulgated pursuant to the Securities Act. The Sellers acknowledge that the Buyer has no obligation to register the Stock Consideration for resale.

(e) The Sellers are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) The Sellers understand that the Stock Consideration may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Plus, any legend required by the securities laws of any state to the extent such laws are applicable to the Stock Consideration represented by the certificate, instrument, or book entry so legended.

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(g) Except as otherwise expressly provided herein, and except as Sellers may be otherwise restricted from selling the Stock Consideration under applicable federal or state securities laws, rules and regulations and the U.S. Securities and Exchange Commission (the “SEC”) interpretations thereof, Sellers may only publicly sell the Stock Consideration subject to the following conditions, commencing on the execution and delivery of this Agreement and for the subsequent twelve (12) month period following the Closing (the “Lock-Up Period”).

(i) Subsequent to the Lock-Up Period, the Sellers, regardless of whether the Sellers are then an “affiliate” of the Company, shall only publicly sell the Stock Consideration pursuant to and in full compliance with the provisions of subparagraphs c(i) of Rule 144 regarding “current public information” and (e)(1)(i) of Rule 144, regarding limiting the sales volume during each three month period thereafter to 1% of the total outstanding shares of the Company.

(ii) An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Stock Consideration covered hereby, and the transfer records of the Buyer’s transfer agent shall reflect such appropriate restrictions.

(iii) The Sellers agree that they will not engage in any short selling of SinglePoint stock.

(iv) Any transferee of any of the Stock Consideration that is covered by this Agreement in a private sale shall be subject to (i) the receipt by the Buyer of a legal opinion from legal counsel satisfactory to the Buyer to the effect that the private sale complies with the so-called Section 4(1-1/2) exemption from the provisions of the Securities Act, and (ii) the same resale conditions of this Agreement respecting the resale of any Stock Consideration; and provided further, all private sales made during the Lock-Up Period shall be first deducted from the Stock Consideration the Sellers can sell during the and be accounted for as part of the Stock Consideration that the Sellers can sell under subparagraph (e) of Rule 144.

Section 3.23 Full Disclosure. No representation or warranty by Sellers, individually, in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.24 Strecker Representations and Warranties Limitation. Sellers’ representations and warranties contained in this Article III, as well as the indemnification obligations contained in Article VIII, shall not apply to Strecker with respect to the following Sections in this Article III: Sections 3.04, 3.06, 3.08, 3.09, 3.10, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19, 3.20., 3.22 and 3.23. Sellers’ representations and warranties contained in this Article III, as well as the indemnification obligations contained in Article VIII, shall apply to Strecker individually, and not jointly and severally, (with the exception of the representations and warranties contained in Section 3.19, which shall be made jointly and severally)Ta. To the extent that the representations and warranties contained in this Article III, as well as the indemnification obligations contained in Article VIII shall apply to Strecker, they shall apply to Strecker, individually where noted, and not jointly and severally.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act. Buyer acknowledges that Sellers have not registered the offer and sale of the Purchased Interests under the Securities Act or any state securities laws, and that the Purchased Interests may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Valid Issuance of Stock Consideration. The Stock Consideration, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Buyer.

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Section 4.05 Brokers. No broker, finder, or investment banker is entitled to any broker’s, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06 Legal Proceedings. Other than SinglePoint Direct Solar LLC et. al. v. Curiel et. al. (Case Number 2:21-cv-01076), there are no Actions pending or, to Buyer’s knowledge, threatened against or by the Buyer, or any Affiliate of Buyer.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Guimaraes shall cause the Company to, and the Company shall, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Guimaraes shall cause the Company to, and the Company shall:

(a) preserve and maintain all of the Company’s Permits;

(b) pay the Company’s debts, Taxes and other obligations when due and file the Company’s Tax Returns in accordance with applicable Law;

(c) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect the Company’s properties and assets from infringement or usurpation;

(f) perform all of the Company’s obligations under all Contracts relating to or affecting the Company’s properties, assets or business;

(g) maintain the Company’s books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

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Strecker shall not do anything to interfere with any of the foregoing or conduct himself with respect to the Company in any manner inconsistent with past practice.

Section 5.02 Access to Information. From the date hereof until the Closing, Guimaraes and the Company (and Strecker, to the extent applicable to him individually) shall, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Sellers and the Company shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and the Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b) In addition to the other obligations under this Section 5.03, Sellers and the Company shall promptly (and in any event within three Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers and the Company agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers and the Company shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

Where “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

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(b) Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 7.01 and Section 9.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Guimaraes and the Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules/requested by Buyer at least five Business Days prior to the Closing and shall terminate any employment, consulting or other agreements for payment of money or in kind without any termination or acceleration payments and accompanied by a full general release in favor of the Company.

Section 5.06 Confidentiality.

(a) From and after the Closing, Sellers and the Company shall, and shall cause their Affiliates and their respective members, directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law prior to Closing, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) Sellers and the Company acknowledge that nothing in this Agreement prohibits Buyer from making all legally required disclosures covering the subject matter of this Agreement or the transactions contemplated herein including but not limited to Buyer’s filings with SEC.

Section 5.07 Non-Competition; Non-Solicitation.

(a)

(i) For a period of the later of three years commencing on the Closing Date or two years following termination or expiration of the Guimaraes employment agreement or other engagement for services in a form reasonably agreeable to the applicable parties, along with Confidential Information, Assignment of Inventions and Noncompetition Agreement (collectively, the “Employment Agreement”) (the period being the “Guimaraes Restricted Period”), Guimaraes shall not, and shall not permit any Affiliate, directly or indirectly to do any of the following: (X) engage in or assist others in engaging in, the solar installation business (the “Restricted Business”) in any location in which the Company has done business during the time in which the Sellers were affiliated with the Company or actively has plans to do business (the “Territory”); (Y) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (Z) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, either Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

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(ii) For a period of one year commencing on the Closing Date (the “Strecker Restricted Period”), Strecker shall not, and shall not permit any Affiliate, including but not limited to Neeeco Solar LLC, directly or indirectly, to do any of the following: (X) engage in or assist others in engaging in, the Restricted Business in the Territory; (Y) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (Z) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, either Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the applicable Guimaraes Restricted Period and Strecker Restricted Period, the applicable Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and each hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

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(d) Each Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement without which the Buyer would not enter this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to, and it is the express preference of the Sellers and Buyer that any court shall, reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Retained Employees. Prior to Closing, the Company shall provide Buyer with access to those employees listed on Exhibit B (the “Retained Employees”) in order for Buyer to negotiate the terms of continued employment, agreement on which shall be a condition to Closing.

Section 5.09 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.10 Liability of the Company. Sellers and Buyer hereby agree that any and all liability of the Company to the Sellers hereunder shall terminate at the Closing. Following the Closing, Sellers agree not to pursue any legal action or claims against the Company, including contribution, reimbursement or indemnification in any manner whatsoever for any liabilities that the Company could have under this Agreement, and Sellers agree to, and do hereby at Closing, fully release and indemnify the Company for any costs, liabilities or expenses therewith.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

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(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election, change any annual accounting period, or adopt or change any method of accounting; (ii) amend any Tax Return, sign or enter into any closing agreement or settlement with respect to Taxes, settle or compromise any claim or assessment of Tax liability, or surrender any right to claim a refund, offset or other reduction in liability with respect to Taxes, or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that ends on or before the Closing Date or, in respect of any taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”).

(b) All transfer, real property transfer, documentary, sales, use, stamp, duty, recording, registration, value added, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Guimaraes when due. Guimaraes shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Guimaraes shall prepare or shall cause to be prepared any Tax Return that is required to be filed by or with respect to the Company (taking into account any valid extensions of the due date for such Tax Return) on or before the Closing Date (a “Pre-Closing Tax Return”). Guimaraes shall (x) cause such Pre-Closing Tax Returns to be prepared in a manner consistent with the past Tax accounting practices, methods, elections and conventions of the Company (to the extent such practices, methods, elections and conventions are in compliance with applicable Laws), and (y) deliver to Buyer for its review and comment a copy of any such Pre-Closing Tax Return at least thirty (30) days (or such shorter period as the parties may agree) prior to the due date thereof (taking into account any extensions) and Guimaraes shall reflect on such Pre-Closing Tax Returns all reasonable comments received from Buyer not later than fifteen (15) days (or such shorter period as the parties may agree) before the due date thereof (taking into account any extensions). Guimaraes shall timely file or cause to be timely filed any Pre-Closing Tax Return and shall cause the Company to pay all Taxes reported as due and payable on such Pre-Closing Tax Returns at the time such Tax Returns are filed.

(d) Buyer shall have the right to control the preparation and filing of all Tax Returns required to be filed by the Company (taking into account any valid extensions of the due date for such Tax Return) after the Closing Date. In the case of any such Tax Return that relates to a Tax period ending on or prior to the Closing Date, such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method (in each case, unless otherwise required by applicable Law). The parties agree that for income Tax purposes, (i) all items of income, deduction, gain or loss of the Company that are allocable to any of the Purchased Interests shall be allocated to the party that held such Purchased Interests on the date such income, deduction, gain or loss was recognized or incurred by the Company in accordance with the “interim closing method” and the “calendar day convention” described in Treasury Regulations Section 1.706-4 and (ii) in the event an election under Section 754 of the Code has not previously been made with respect to the Company, such election shall be made with respect to the Tax year in which the Closing occurs (and Sellers shall cooperate with the Buyer in making such election).

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(e) In the event there is disagreement between the parties in connection with the preparation of Tax Returns set forth in Section 6.01(c) and the parties are unable to resolve any such dispute within ten (10) Business Days (or such shorter period as the parties may agree) prior to the due date for the filing of such Tax Return (including any extension thereof), the parties shall jointly select an “Accounting Referee” (acting as an expert and not an arbitrator) to resolve such dispute. Buyer and Sellers shall jointly select a firm of certified public accountants of national or regional standing mutually acceptable to Sellers and Buyer to act as the independent accounting referee (“Accounting Referee”). If the Accounting Referee is unable to make a determination with respect to any disputed issue prior to the due date (including any extension thereof) for the filing of the Tax Return in question, Buyer may file such Tax Return without the consent of Sellers, subject, however, to the obligation thereafter to file an amended Tax Return reflecting the final decision of the Accounting Referee (which decision shall be rendered prior to the expiration of the period during which an amended Tax Return may validly be filed with respect to the applicable taxable period). Any decision rendered by the Accounting Referee in accordance with this Section 6.01(e) shall be binding and conclusive, and the fees, costs and expenses of the Accounting Referee in assisting with the resolution shall be shared by Guimaraes and Buyer in inverse proportion to their respective positions (e.g., each such party shall bear such fees, costs, and expenses based upon the percentage that the amount not awarded to such party bears to the amount actually contested by such party).

(f) Sellers shall be entitled to any refund (whether by way of payment or reduction in Taxes otherwise payable in cash) received by Buyer or Company of Taxes of the Company with respect to any Tax period ending on or before the Closing Date, net of any cost to Buyer or Company attributable to the obtaining and receipt of such refund; provided, however, that the Sellers shall not be entitled to any such refund to the extent such refund (1) relates to a carryback of a Tax attribute from any period ending after the Closing Date, (2) was taken into account for the purposes of calculating the Net Working Capital, (3) is required to be paid over by the Company (or any Affiliate thereof) to any Person under a provision of a contract to which such Person was a party prior to the Closing, or (4) results from the payment of Taxes by the Buyer or any of its Affiliates (including the Company after the Closing Date) made on or after the Closing Date to the extent a Buyer Indemnitee was not indemnified or otherwise reimbursed for such Taxes. Buyer or Company shall pay over such refund to Sellers no later than ten (10) calendar days following receipt of such refund. At Guimaraes’ request and expense, the Buyer shall reasonably cooperate with Sellers in obtaining any such refunds for which Sellers are entitled pursuant to this Section 6.01(f), including through the filing of amended Tax Returns or refund claims as prepared by Guimaraes, at Guimaraes’ expense; provided, however, that any such amended Tax Return shall be prepared by Guimaraes, Guimaraes shall deliver or cause to be delivered drafts of any such amended Tax Return to the Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of the Buyer and Strecker, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that the Buyer shall not be required to cooperate with Guimaraes in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely affect the Buyer, the Company or any of their respective Affiliates in any Tax period ending after the Closing Date. In the event that any refund that is paid over by Buyer pursuant to this Section 6.01(f) is subsequently disallowed or required to be returned to the applicable Tax authority, Sellers shall promptly repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Tax authority, to Buyer.

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(g) The Sellers and Buyer acknowledge and agree that Buyer's purchase of the Purchased Interests pursuant to this Agreement, shall be treated as a purchase of “partnership interest” governed by Sections 741 and 743 of the Code for all federal, state, and local Tax purposes as a consequence of which Buyer shall receive a “step-up” in the “inside” basis of the Company’s assets under Section 743 of the Code. Sellers shall not (and shall not permit any of their Affiliates), to take any position on any Tax Return or any in any Tax proceeding that is inconsistent therewith.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to the portion of the Straddle Period that ends on and includes the Closing Date for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, payroll or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning on the day immediately after the Closing Date in proportion to the number of days in each period; provided further, that, for the avoidance of doubt, whether any franchise Tax or other Tax providing the right to do business shall be treated as a Tax of or imposed on the Company for a Straddle Period shall be based on the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. All Taxes in the form of interest or penalties that relate to Taxes for any Tax period (or portion thereof) ending on or before the Closing Date shall be treated as occurring in a Tax period (or portion thereof) that ends on or before the Closing Date, whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

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Section 6.03 Allocation of Purchase Price. At the time Buyer delivers the Closing Working Capital Statement pursuant to Section 1.02(b)(iii), Buyer shall also deliver to Guimaraes a schedule (the “Allocation Schedule”) allocating the Purchase Price (together with all other relevant items) (collectively, the “Total Tax Consideration”) among the Purchased Interests and the relevant portion of the assets of the Company. The dispute resolution procedures and timelines set forth in Section 1.02 with respect to the Closing Working Capital Statement shall similarly apply, mutatis mutandis, with respect to the resolution of any disputes with respect to the Allocation Schedule. The determination and allocation of the Total Tax Consideration pursuant to this Section 6.03 shall be binding on the Sellers and Buyer and all their respective Affiliates for all Tax reporting purposes, including Form 8594, and Treasury Regulations Sections 1.743-1(k) and 1.751-1(a)(3), as applicable. The Sellers and the Buyer shall, and shall cause their respective Affiliates, to file all Tax Returns in a manner consistent with the Allocation Schedule as finalized (and adjusted) pursuant to this Section 6.03 and shall not take any position inconsistent with such Allocation Schedule in any Tax proceeding, unless required by applicable Law. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.04 Termination of Existing Tax Sharing Agreements. Guimaraes shall cause any and all existing Tax indemnity agreements, Tax sharing agreements, Tax allocation agreements or similar contract or arrangement (whether written or not) binding upon the Company to be terminated as of the Closing Date, such that after such date neither the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.05 Tax Indemnification. Sellers shall, jointly and severally, except as otherwise set forth in Section 3.24, indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this ARTICLE VI; (c) any Loss attributable to any and all Taxes of or imposed on the Company or relating to the business of the Company for all Tax periods ending on or prior to the Closing Date; (d) any Loss attributable to any and all Taxes of or imposed on the Company or relating to the business of the Company for the portion of any Straddle Period that ends on the Closing Date (determined in accordance with the principles of Section 6.02); (e) any Loss attributable to any and all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (f) any Loss attributable to any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability, by contract or otherwise, relating to an event or transaction occurring before the Closing; (g) any Loss attributable to any and all payroll or similar Taxes for all Tax periods (or portions thereof) ending on or before the Closing Date that are deferred under Section 2302 of the CARES Act, the President’s Memorandum of August 8, 2020 Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, IRS Notice 2020-65 or IRS Notice 2021-11 (or, in each case, any analogous provision of applicable state, local or foreign Law) until after the Closing Date; (g) any and all Taxes withheld by Buyer pursuant to Section 2.03. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers, individually, (but jointly and severally if the responsibility of the Company) pursuant to this Section 6.05 within ten business days after payment of such Taxes by Buyer or the Company (collectively, the Losses relating to Taxes referred to in this Section 6.05, the “Seller Taxes”).

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Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company or any Tax Contest, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for Tax period beginning on or before the Closing Date (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Records, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning on or before the Closing Date, Sellers shall provide Buyer with reasonable written notice and offer Buyer the opportunity to take custody of such materials.

Section 6.07 Tax Contests.

(a) The Buyer shall deliver a written notice to Guimaraes (with copy to Strecker) in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to provide notice under this Section 6.07 shall not relieve the Sellers of any obligation or liability that the Sellers may have to Buyer, except to the extent that a Seller demonstrates that the Seller is materially and adversely prejudiced thereby.

(b) With respect to Tax Contests for a Tax period ending on or prior to the Closing Date, Guimaraes may elect to assume and control the defense of such Tax Contest by written notice to Buyer within ten (10) days after delivery by Buyer to Guimaraes of the Tax Claim Notice. If Guimaraes elects to assume and control the defense of such Tax Contest, Guimaraes (i) shall bear the costs and expenses of the defense, and shall not settle or compromise such Tax Contest without the prior written consent of Buyer and Strecker (such consents of Buyer and Strecker not to be unreasonably withheld, delayed or conditioned); provided, further, that Guimaraes shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (which consent may be withheld in the sole discretion of Buyer) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including any of the Company or any of its Subsidiaries) for any Tax period ending after the Closing Date. If Guimaraes elects to assume the defense of any Tax Contest, Guimaraes shall (x) keep Buyer and Strecker reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer and Strecker of any related correspondence, and shall provide Buyer and Strecker with an opportunity to review and comment on any material correspondence before Guimaraes sends such correspondence to any Tax authority), (y) consult with Buyer and Strecker in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer and/or Strecker shall reasonably request, and Buyer and Strecker shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax authorities regarding such Tax Contests).

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(c) In connection with any Tax Contest that relates to a Tax period ending on or prior to the Closing Date that (i) Guimaraes does not timely elect to control pursuant to Section 6.07(b) or (ii) Guimaraes fails to diligently defend, such Tax Contest shall be controlled by Buyer; provided, however, with respect to any Tax Contest subject to the control of Buyer, Strecker shall have the same rights provided to him in Section 6.07 (b). In connection with any Tax Contest that relates to any Straddle Period, such Tax Contest shall be controlled by the Buyer. In the case of any Tax Contest controlled by Buyer pursuant to this Agreement, Sellers agree to cause the Company’s “partnership representative” (as defined in Section 6223 of the Code) to act in all respects at the direction of Buyer with respect to such Tax Contest.

Section 6.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Holdback; (ii) then, from the Guimaraes Installment Payments, and (iii) to the extent such amounts exceed the amount owed to Buyer, from Sellers as specified herein.

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety days.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement and the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The applicable Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

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(h) Guimaraes shall have delivered to Buyer the Estimated Working Capital Statement contemplated in Section 1.02(c)(ii).

(i) Guimaraes shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j) The Company shall have delivered to Buyer a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the members of the Company authorizing the execution, delivery and performance of this Agreement and Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Each Seller shall have delivered to Buyer a properly executed IRS Form W-9 with respect to such Seller.

(l) Sellers shall have delivered, or caused to be delivered, to Buyer certificates evidencing the Purchased Interests, free and clear of Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank and with all required transfer tax stamps affixed.

(m) Buyer shall have received a certificate, dated the Closing Date and signed by Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b), as limited by the other terms of this agreement, have been satisfied.

(n) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Guimaraes and Edwin Rivera (“Rivera”) shall have entered into the Employment Agreements with Buyer.

(p) Buyer and Guimaraes shall have agreed to, and entered into, an amended and restated Company operating agreement and Strecker shall have resigned and relinquished all rights as a member, officer, director, manager, partner, or any other role within the Company.

(q) Buyer shall have completed due diligence of Sellers and the Company to its satisfaction in Buyer’s sole and absolute discretion, including completion of all Company audits to Buyer’s satisfaction.

(r) Buyer shall have obtained financing sufficient to enable Buyer to complete the transaction in its sole and absolute discretion.

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Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement and Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e) The applicable Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(f) Buyer shall have delivered to Guimaraes cash in an amount equal to the Closing Date Payment less the Purchase Price Adjustment Amount, but in no event less than $1,000,000, by wire transfer of immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(g) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(h) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(i) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) Buyer shall have entered into the Employment Agreement with Guimaraes and Rivera.

(k) Strecker shall have received the Strecker Note duly executed by Buyer.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification by Sellers.

(a) Guimaraes. Subject to the other terms and conditions of this ARTICLE VIII, Guimaraes shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(i) any material inaccuracy in or material breach of any of the representations or warranties of Guimaraes and/or the Company contained in this Agreement or the other Transaction Documents;

(ii) any material breach or material non-fulfillment of any covenant, agreement, or obligation to be performed by Guimaraes or the Company pursuant to this Agreement or the other Transaction Documents; and

(iii) any liabilities that accrued or resulted from any act or omission prior to the Closing, subject to Section 8.07, except for those liabilities that accrued or resulted from any act or omission prior to the Closing and related to any warranties or power production rate guaranties (collectively, the “Warranty and Guaranty Liabilities”), for which such Warranty and Guaranty Liabilities any indemnification shall be separate and independent from the Indemnification Threshold and shall not be triggered until the Warranty and Guaranty Liabilities exceed $50,000 on an annual basis.

(b) Strecker. Subject to the other terms and conditions herein, where explicitly stated that the Sellers’ representations and warranties and the accompanying indemnification obligations shall apply to the Seller’s individually, in such cases Strecker’s liability shall be limited to inaccuracies in or breach of representations or warranties that relate to the Strecker Interests only and such liability shall not be joint and several. Where Seller’s representations and warranties shall be joint and several, except where stated otherwise, Strecker’s liability for indemnification shall be limited to the following:

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(i) any material inaccuracy in or material breach of any of the representations or warranties of Sellers and/or the Company contained in this Agreement or the other Transaction Documents;

(ii) any material breach or material non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers or the Company pursuant to this Agreement or the other Transaction Documents; and

(iii) any liabilities that accrued or resulted from any act or omission prior to the Closing, subject to Section 8.07, except for the Warranty and Guaranty Liabilities , for which such Warranty and Guaranty Liabilities any indemnification shall be separate and independent from the Indemnification Threshold and shall not be triggered until the Warranty and Guaranty Laibilities exceed $50,000 on an annual basis.

Section 8.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents;

(b) any material breach or material non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; and

(c) any and all actions and/or inactions of Buyer Indemnities, individually and/or collectively, from and after the Closing resulting in liabilities and/or Losses from operation of the Company’s business after Closing.

Section 8.03 Indemnification Procedures.

(a) Any Person making a claim for indemnification under this ARTICLE VIII (an “Indemnified Party”) must give the party obligated to indemnify such Indemnified Party (the “Responsible Party”) written notice of such claim (a “Claim Notice”), which shall describe in reasonable detail the basis for the claim and whether the claim is a direct claim or a Third Party Claim, the facts and circumstances giving rise to such claim (to the extent known), the relevant sections of this Agreement under which the claim is made (to the extent known), a good faith estimate of the amount of the Losses incurred or expected to be incurred in excess of the Insurance Coverage and Indemnification Threshold and the Indemnification Cap (each as hereinafter defined) involved, if any, associated with such claim (the “Claim”), and, with respect to a Third Party Claim, shall also enclose true and correct copies of any written document furnished to the Indemnified Party by any Person that instituted the Third Party Claim. In the case of a Third Party Claim, the Claim Notice shall be given within fifteen (15) days after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Responsible Party (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification. Notwithstanding any other provision of this Section 8.03, the failure to provide the Claim Notice in accordance with all such applicable provisions shall not relieve the Responsible Party of any liability for its indemnification obligations hereunder, except and only to the extent that such failure prejudices the Indemnified Party.

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(b) The Responsible Party may object to any claim for indemnification described in a Claim Notice by delivering written notice to the Indemnified Party of the Responsible Party’s objection (a “Claim Objection Notice”). Such Claim Objection Notice shall describe the grounds for such objection in specific detail. If a Claim Objection Notice is not delivered by the Responsible Party to the Indemnified Party within fifteen (15) days after delivery by the Indemnified Party of the Claim Notice, such failure to so object will be an irrevocable acknowledgement by each party (including the Seller Parties) that the Indemnified Party is entitled to indemnification for the Losses set forth in such Claim Notice in accordance with this ARTICLE VIII.

(c) If the Responsible Party delivers a Claim Objection Notice, the Responsible Party and the Indemnified Party will attempt in good faith to resolve the objection. If the Responsible Party and the Indemnified Party reach an agreement, which shall be reduced to writing (any claims covered by such an agreement, “Agreed Claims”), any amounts required to be paid as a result of an Agreed Claim shall be paid, or caused to be paid by the Responsible Party to the Indemnified Party consistent with this ARTICLE VIII.

(d) If no such agreement can be reached after good faith negotiation within thirty (30) days after the delivery of a Claim Objection Notice, then upon expiration of such thirty (30)-day period, either the Responsible Party or the Indemnified Party may bring a claim against the other to resolve the dispute consistent with ARTICLE X.

(e) With respect to any Third Party Claim, provided that the Responsible Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Responsible Party will have sufficient financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, the Responsible Party shall have fifteen (15) days after receipt of a Claim Notice relating to a Third Party Claim to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the sole expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment. Notwithstanding the foregoing, the Responsible Party shall not have the right to assume the defense of a Third Party Claim and the fees and expenses of the Indemnified Party’s counsel shall be paid by the Responsible Party if (i) based on the recommendation of counsel, there exists an actual or potential conflict of interest between the Indemnified Party and the Responsible Party, (ii) the Responsible Party elects not to defend, compromise or settle a Third Party Claim, (iii) the Responsible Party fails to notify the Indemnified Party within the required time period of its election as provided in this Section 8.03(e), (iv) the Responsible Party does not have the financial resources necessary to defend against the matter and fulfill its indemnification obligations, (v) the Third Party Claim seeks injunctive or other equitable relief, (vi) the Third Party Claim involves a criminal suit, (vii) the Responsible Party fails, in the reasonable judgment of the Indemnified Party after at least ten (10) days’ notice to the Responsible Party, to adequately prosecute or pursue such defense, or (viii) involves a claim for which an adverse determination would be reasonably likely to have a material and adverse effect on the reputation or future business prospects of the Company, and in each such case, the Indemnified Party may defend, settle or compromise such Third Party Claim on behalf of and for the account and risk of the Responsible Party. The Responsible Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

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Section 8.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers and the Buyer contained herein (other than any representations or warranties contained in Section 3.19 which are subject to ARTICLE VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.21, Section 4.01 and Section 4.05 shall survive indefinitely. Subject to ARTICLE VI, all covenants and agreements of the Sellers and the Buyer contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

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Section 8.07 Limitation on Indemnification. Notwithstanding any of the foregoing, Sellers’ and the Company’s indemnifications shall be limited as follows:

(a) The obligation to pay indemnification shall only commence once an Indemnified Party’s claim for indemnification, either as a standalone claim or combined with all other claims for indemnification, exceeds $50,000 (the “Indemnification Threshold”) except with respect to any claim, assertion, event, or proceeding in respect of any Working Capital Adjustment, Post-Closing Adjustment or Seller Taxes, which shall be governed by Article VI hereof and shall not be so limited by the Indemnification Threshold. Once the Indemnified Party’s claim for indemnification exceeds the Indemnification Threshold, the Indemnifying Party shall indemnify the Indemnified Party for all amounts to which the Indemnified Party is entitled to indemnification thereafter.

(b) The amount of any Losses subject to indemnification under this ARTICLE VIII due to Buyer Indemnities will be determined: (i) net of all amounts recovered by Buyer Indemnities under any and all insurance policies or other collateral sources (collectively “Insurance Coverage”); and (ii) only for Losses thereafter in excess of the Indemnification Threshold up to but not in excess of the Indemnification Cap.

(c) The Indemnifying Party’s indemnification obligations shall be limited to 50% of the overall Purchase Price excluding any adjustments (the “Indemnification Cap”), except with respect to any claim, assertion, event, or proceeding in respect of Seller Taxes, which shall be governed by Article VI hereof and shall not be so limited by the Indemnification Cap.

(d) Any Claims of Buyer for indemnification or otherwise, except for those Claims described in Article VI, shall be satisfied as follows: (i) first, as offset from the Holdback, (ii), next, as offsets against the Guimaraes Installments, (iii) next, by reduction in any distributions, from and after the Closing, due to Guimaraes in his capacity as a Member of the Company and its successor, and (iv) from Guimaraes directly. Any indemnification payments made pursuant to this Agreement (including pursuant to a Claim described in Article VI), whether paid or recovered by an offset pursuant to this Section 8.07(d), shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law. To the extent that any indemnifiable Claims are offset against or distributions as set forth herein, the offset will be treated and reported for Tax purposes as though payment pursuant to the applicable distribution was made followed by a subsequent payment for indemnification by Guimaraes.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) if the Closing has not occurred by the end of the Extension Period;

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(c) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the end of the Extension Period, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Buyer has not secured sufficient funding through loans, commitments or other source satisfactory to Buyer to fully fund the Purchase Price;

(d) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the end of the Extension Period, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

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(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	Daniel Guimaraes Email: Daniel@BostonSolar.us

with a copy (which shall not constitute notice) to:

Susan Rogers Finneran

Finneran & Nicholson, P.C.

30 Green Street

Newburyport, MA 01950

Email: Susan@finnic.com

Phone 978-462-1514

Fax: 978-465-2584

Romain Strecker

177 Great Pond Rd,

North Andover MA 01845

rostrecker@gmail.com

(781) 710-6637

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with a copy (which shall not constitute notice) to:	FELICELLO LAW P.C. Facsimile: +1 (424) 538-4539 Email: mmaloney@felicellolaw.com and rosanne@felicellolaw.com Attention: Rosanne Felicello Michael James Maloney

If to Buyer:	SinglePoint Inc. Email: wilr@singlepoint.com Attention: Wil Ralston, CEO

with a copy (which shall not constitute notice) to:	Joshpe Mooney and Paltzik LLP 1407 Broadway, Suite 4002 New York, NY 10018 Facsimile: (212) 313-9478 Email: bjoshpe@jmpllp.com mmooney@jmpllp.com Attention: Brett Joshpe, Michael Mooney

Section 10.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that Buyer may assign any or all of its rights hereunder to an Affiliate of Buyer without the prior consent of Sellers. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:
By_____________________ Daniel Mello Guimaraes Individually By_____________________ Romain Strecker Individually THE COMPANY: The Boston Solar Company LLC
By_____________________ Daniel Mello Guimaraes Managing Member BUYER: SinglePoint Inc.
By_____________________ Wil Ralston Chief Executive Officer

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EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section 3.14(a)
Acquisition Proposal	Section 5.03(a)
Affiliate	Section 3.13
Agreed Claims	Section 8.03(c)
Agreement	Preamble
Allocation Schedule	Section 6.03
American Express Loan	Section 1.02(c)
Ancillary Documents	Section 2.02(a)(i)(B)
Balance Sheet	Section 3.06
Balance Sheet Date	Section 3.06
Barnum Loan	Section 1.02(c)
Benefit Plans	Section 3.17(a)
Buyer	Preamble
Buyer Indemnitees	Section 8.01(a)
Claim	Section 8.03(b)
Claim Notice	Section 8.03(b)
Claim Objection Notice	Section 8.03(b)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Date Payment	Section 1.02(c)
Closing Working Capital	Section 1.02(c)(ii)
Closing Working Capital Statement	Section 1.02(c)(iii)(A)
Code	Section 2.03
Company	Preamble
Company Intellectual Property	Section 3.11(b)
Company IP Registrations	Section 3.11(b)

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Contracts	Section 3.05
Current Assets	Section 1.02(c)(i)
Current Liabilities	Section 1.02(c)(i)
Disclosure Schedules	Section 1.02(b)
Disputed Amounts	Section 1.02(a)(iv)(C)
Employment Agreements	Section 5.07(a)
Encumbrance	Section 1.01
Environmental Laws	Section 3.16(a)
ERISA	Section 3.17(a)
Estimated Working Capital Statement	Section 1.02(c)(ii)
Extension Period	Section 2.01
Financial Statements	Section 3.06
GAAP	Section 3.06
Governmental Authority	Section 3.04
Governmental Order	Section 3.05
Guimaraes	Preamble
Guimaraes Cash Consideration	Section 1.02(b)
Guimaraes Debt	Section 1.02(c)
Guimaraes Installment	Section 1.02(b)
Guimaraes Interests	Section 1.01
Guimaraes Restricted Period	Section 5.07(a)
Hazardous Substances	Section 3.16(a)
Holdback	Section 1.02(b)
Indemnification Cap	Section 8.07(c)
Indemnification Threshold	Section 8.07(a)
Indemnified Party	Section 8.03(a)
Independent Accountant	Section 1.02(a)(iv)(C)
Insurance Policies	Section 3.13
Intellectual Property	Section 3.11(a)
Interests	Recitals
Law	Section 3.05

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Liabilities	Section 3.07
Leak-Out Period	Section 3.22(g)(ii)
Loans	Section 1.02(c)
Lock-Up/Leak-Out Period	Section 3.22(g)
Lock-Up Period	Section 3.22(g)(i)
Losses	Section 6.05
Material Adverse Effect	Section 5.04(a)
Material Contracts	Section 3.09(a)
Material Customers	Section 3.12(a)
Material Suppliers	Section 3.12(b)
Net Working Capital	Section 1.02(a)(i)
Permits	Section 3.15(b)
Person	Section 3.04
Post-Closing Adjustment	Section 1.02(a)(iii)(B)
Preliminary Cash Consideration	Section 1.02(b)
Purchased Interest	Section 1.01
Purchase Price	Section 1.02
Purchase Price Adjustment Amount	Section 1.02(c)(ii)
Real Property	Section 3.10(a)
Representatives	Section 5.06
Resolution Period	Section 1.02(c)(iv)(B)
Retained Employees	Section 5.08
Responsible Party	Section 8.03(a)
Restricted Business	Section 5.07(a)
Restricted Period	Section 5.07(a)
Review Period	Section 1.02(a)(iv)(A)
Rivera	Section7.02(o)
Santander Loan	Section 1.02(a)
Santander 2594	Section 1.02(c)
Santander-EIDL	Section 1.02(c)
Santander Line of Credit	Section 1.02(c)

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Santander Loans	Section 1.02(c)
SEC	Section 3.22(g)
Securities Act	Section 3.22(b)
Sellers	Preamble
Sellers Indemnitees	Section 8.02
Seller Taxes	Section 6.05
Statement of Objections	Section 1.02(c)(iv)(B)
Stock Consideration	Section 1.02(d)
Straddle Period	Section 6.01(a)
Strecker	Preamble
Strecker Interests	Section 1.01
Strecker Restricted Period	Section 5.07(a)(ii)
Target Working Capital	Section 1.02(c)(i)
Tax Claim Notice	Section 6.07(a)
Tax Contest	Section 6.07(a)
Taxes	Section 3.19(a)(ii)
Tax Records	Section 6.06
Tax Returns	Section 3.19(a)(i)
Third Party Claim	Section 8.03(a)
Territory	Section 5.07(a)
Transaction Documents	Section 3.01
Undisputed Amounts	Section 1.02(c)(iv)(C)
Union	Section 3.18(b)
Working Capital	Section 1.02(a)(i)
Working Capital Adjustment	Section 1.02(c)(i)

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EXHIBIT B

Retained Employees

David Remillard	Director of Marketing Services

Elijah Garrison	Director of Sales

Stephan MacPhee	Director of Residential Operations

Jeff Consatantine	Director of Commercial Operations

Steven Cialdea	Director of Engineering

Chris Johnson	Director of Technology & Insights

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EXECUTION COPY

DISCLOSURE SCHEDULES

TO

SECURITES PURCHASE AGREEMENT

by and among

DANIEL MELLO GUIMARAES,

ROMAIN STRECKER,

THE BOSTON SOLAR COMPANY LLC,

and

SINGLEPOINT INC.

dated as of

November 20, 2021

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INTRODUCTION

                These disclosure schedules (the “Disclosure Schedules”) have been prepared in connection with the Securities Purchase Agreement, dated as of the date hereof (the “Agreement”), by, between and among the Sellers and Buyer.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

                The representations and warranties and covenants of Sellers and Buyer, in the Agreement are made subject to the exceptions and qualifications set forth in the respective schedules to which those representations, warranties, and covenants relate.  Section numbers used herein refer to sections in the Agreement. The headings contained in these Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of these Disclosure Schedules.

                The information provided in these Disclosure Schedules is being provided solely for the purpose of making the disclosures to the Buyer under the Agreement.

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EXECUTION COPY

Disclosure Schedule 1.02 (c) Cash Consideration

Schedule 1.02(c)

Cash Consideration

The Preliminary Cash Consideration, as adjusted by the Working Capital Adjustment and the Holdback, shall be applied in accordance with the following waterfall:

(a) First, to pay the Loans in their entirety;

(b) Second, to pay to Strecker one million dollars ($1,000,000) out of the Guimaraes Preliminary Cash Consideration;

(c) Third, to pay any remaining Preliminary Cash Consideration to Guimaraes.

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Disclosure Schedule 3.02 - Organization, Authority, and Qualification of the Company

The Company is qualified to do business in Massachusetts, New Hampshire and Rhode Island.

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Disclosure Schedule 3.03 - Capitalization

Section 3.03(a)

Membership interests in the Company are held as follows:

Daniel Mello Guimaraes: 80.1%

Romain Strecker: 19.9%

Section 3.03(b)

There are no outstanding or authorized options, warrants, convertible securities, unit or stock appreciation, phantom unit or stock, profit participation, or other rights, agreements.

There are no voting trusts, unitholder or stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Interests.

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Disclosure Schedule 3.06 – Financial Statements

Financial Statements prepared by BerryDunn available to the Buyer as of the date of this Agreement and subject to the NDA previously signed by the Parties.

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Disclosure Schedule 3.09 – Material Contracts

Section 3.09 (a) Material Contracts

1)	Below is a selected list of Contracts of the Company signed during 2019, 2020 and 2021 involving consideration in excess of $35,000 for residential contracts and $75,000 for commercial contracts. This section does not reflect Letters of Intent.

Project Name	Property Type	System Size kWdc	Final Contract Price	Job Completed Date	Year
270 Dorchester Ave., LLC: Solar	Commercial	452.79	$885,458.51	12/31/2020	2020
117 Lafayette Street: Solar	Commercial	41.71	$114,068.30	8/30/2021	2020
319-321 Lynnway Realty Trust: Solar	Commercial	46.80	$69,000.00	7/13/2021	2020
1 East Lenox Street: Solar	Commercial	24.94	$68,286.20	7/29/2021	2020
Toy Factory Apartments, LLC	Commercial	30.80	$67,396.89	6/15/2021	2020
19 Hancock Street: Solar	Commercial	44.40	$64,428.00	8/5/2021	2020
Sedna Beverly Waterfront - 16 Congress St.: Solar	Commercial	19.20	$48,874.66	8/11/2021	2020
Sedna Beverly Waterfront - 12 Congress St.: Solar	Commercial	19.20	$42,432.00	8/11/2021	2020
1 Chase St: Solar	Commercial	12.80	$28,288.00	8/26/2021	2020
Subest Trust: Solar	Commercial	313.88	$519,037.92	6/4/2020	2019
30 Prestige Way: Solar	Commercial	180.56	$337,647.20	9/4/2019	2019
1 Jefferson Ave LLC: Solar	Commercial	104.00	$194,200.40	5/24/2021	2019
Lamb & Ritchie Company, Inc - 60 kW - Meter 21475780: Solar	Commercial	79.40	$162,096.76	8/19/2019	2019
Lamb & Ritchie Company, Inc - 57.6 kW - Meter 21475779: Solar	Commercial	75.84	$154,838.50	8/27/2019	2019
Roche, Jeffrey E- - TBSC: Solar	Commercial	62.40	$140,000.00	9/26/2019	2019
Trinity Property Management: Solar	Commercial	60.80	$137,818.15	8/25/2020	2019
Jong, Kristopher: Solar	Commercial	55.86	$112,634.43	2/20/2020	2019
September Leaf Property, LLC: Solar	Commercial	45.72	$99,865.00	6/8/2020	2019

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First Baptist Church - Westwood: Solar	Commercial	30.78	$88,190.87	11/26/2019	2019
First Church in Dedham: Solar	Commercial	25.73	$80,535.00	11/6/2019	2019
Church of the Nativity: Solar	Commercial	30.00	$73,500.00	10/22/2019	2019
Green, Deborah: Solar	Residential	30.75	$76,125.13	10/8/2021	2021
Tobin, Chris: Solar	Residential	19.36	$55,814.90	7/16/2021	2021
Backner, Brian: Solar	Residential	16.40	$52,833.09	9/10/2021	2021
Bettencourt, Wayne: Solar	Residential	16.13	$51,815.61	5/27/2021	2021
Adler, Jon: Solar	Residential	11.06	$49,760.77	9/3/2021	2021
Perez, Victoria: Solar	Residential	13.43	$49,034.41	7/16/2021	2021
Cullum, Drew: Solar	Residential	13.60	$48,971.04	6/25/2021	2021
Colon, Scott: Solar	Residential	13.60	$47,350.60	9/23/2021	2021
Hotra, Jason: Solar	Residential	12.32	$44,179.46	9/1/2021	2021
Ibrahim, Ramy: Solar	Residential	13.60	$44,075.60	7/16/2021	2021
Shell, Brent: Solar	Residential	10.08	$36,539.96	9/17/2021	2021
Cote, Stephen: Solar	Residential	10.20	$35,137.00	5/4/2021	2021
Singer, Michael: Solar	Residential	30.81	$76,858.87	3/25/2021	2020
Thompson, Christopher: Solar	Residential	19.24	$61,745.86	12/16/2020	2020
Brudnick, Richard: Solar	Residential	18.90	$54,527.00	9/23/2020	2020
Smallcomb, Andrew: Solar	Residential	15.20	$52,926.37	3/31/2021	2020
Cheever, Charles: Solar	Residential	15.00	$52,768.27	1/27/2021	2020
Andreotes, Chris: Solar	Residential	12.92	$44,440.79	4/13/2021	2020
Brainin, Rob: Solar	Residential	13.74	$44,290.45	11/18/2020	2020
Collins, Joseph: Solar	Residential	12.24	$44,165.12	12/16/2020	2020
Pinheiro, Joseph: Solar	Residential	14.35	$44,082.23	8/17/2020	2020
Orth, Chris: Solar	Residential	9.45	$35,267.04	7/31/2020	2020
Barron, Michael: Solar	Residential	11.73	$35,179.06	8/17/2020	2020
Mackay, Bryan: Solar	Residential	10.88	$35,099.88	3/19/2021	2020

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Marchetti, Mike: Solar	Residential	33.50	$106,040.46	7/29/2020	2019
Maia, Petra: Solar	Residential	28.70	$79,192.83	7/17/2020	2019
Tocchio, Matt: Solar	Residential	23.04	$64,377.81	9/19/2019	2019
Williamson, Joanne M: Solar	Residential	14.60	$59,207.86	10/21/2019	2019
McSweeney, Amanda: Solar	Residential	14.97	$53,837.10	2/20/2019	2019
Calnan, Sarah: Solar	Residential	14.08	$44,263.36	6/7/2019	2019
Siegel, Elliot: Solar	Residential	14.24	$44,261.30	6/27/2019	2019
Evangelista, Barbara: Solar	Residential	13.68	$44,130.45	10/18/2019	2019
Kingston,Mark: Solar	Residential	14.60	$43,590.26	6/5/2019	2019
Kathirvelu, Chandrasekar: Solar	Residential	9.92	$35,285.57	4/30/2019	2019
Whiteman, Michael: Solar	Residential	10.08	$35,181.04	10/18/2019	2019
Skaggs, Guy: Solar	Residential	10.88	$35,155.63	10/15/2019	2019
Alkasab,Tarik- - TBSC: Solar	Residential	24.852	$93,242.91	4/18/2017	2017
Ronaldson, Lisa-: Solar	Residential	14.7	$48,178.19	7/18/2018	2017
Wijnaendts, Niels- - TBSC: Solar	Residential	8.625	$36,944.01	3/22/2017	2017

2)	The following are sample provisions from residential and commercial contracts by which the Company provides indemnification. There is no assumption of any Tax (as defined in section 3.19), environmental, or other Liability of any Person.

a) Current Residential Contract – Clause 6:

6. Pre-Existing Conditions and Property Protection

BOSTON SOLAR shall not be responsible for any damages as a consequence of the Work performed on the site due to pre-existing conditions (e.g. cracked or broken shingles, faulty electrical wiring, etc.).

BOSTON SOLAR reserves the right to suspend performance of the Work or terminate this Agreement with no liability to BOSTON SOLAR whatsoever if it discovers unanticipated site conditions that will increase the cost to perform the Work. If such termination occurs, BOSTON SOLAR shall refund all monies paid to BOSTON SOLAR reduced by any expense incurred. However, if Owner and BOSTON SOLAR agree, the price may be renegotiated to reflect the true cost of the Work.

BOSTON SOLAR will make all reasonable efforts to protect any property of the Owner, but the Owner is responsible for removing and replacing appliances, floor coverings, and any other obstacles or hazards required to perform the Installation. BOSTON SOLAR is not responsible for replacement of or damage to these items if they are removed by BOSTON SOLAR.

BOSTON SOLAR’s liability shall be limited to direct, actual damages only. Installer shall not be liable for any indirect, incidental, special, or consequential damages, including but not limited to lost data or lost profits, however arising, even it if has been advised of the possibility of such damages. Except for claims for bodily injury (including death) or tangible property damage to the extent caused by or arising from acts or omissions, while on Owner property, of Installer, its agents, officers, employees, designated representatives or subcontractors, installer’s liability for damages under this Agreement shall in no event exceed the amount paid by Owner to Installer pursuant to this Agreement for the Solar System from which the claim arose. The Parties agree to the allocation of liability risk set forth in this section. The Parties further acknowledge and agree that money damages and the express remedies provided for herein are an adequate remedy for the breach by the other of the terms of this Agreement, and each Party waives any right it may have to continuing specific performance with respect to any obligation of the other Party under this Agreement.

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b) Prior Residential Contract (2017) – Section 3 Warranties

TBSC warrants that, under normal use and service conditions, the System will be free from defects in workmanship and/or materials for ten

(10) years after the date of the Work being completed (this "Limited Workmanship Warranty"). This Limited Warranty includes servicing manufacturer warranties free of charge. TBSC warrants any damage to Owner's roof within a five (5) inch radius of roof penetrations during performance for the Work.

If a defect is discovered, TBSC will, at no additional cost to Owner, provide such labor and materials as required to restore the System to its originally installed state. If TBSC finds that the problems were not caused by the Work, or if the problems are not an actual problem of the System (e.g. shade or unauthorized alterations to the System), Owner will pay for any new parts and materials, and TBSC reserves the right to charge Owner a servce charge of $125 per hour with the minimum service charge equal to $250.

Effective immediately upon Owner making the final payment under this Agreement, TBSC hereby assigns to Owner, to the extent assignable, any and all manufacturer warranties covering the Equipment and shall deliver copies of such warranties after its receipt of such final payment.

3. Warranties (Continued)

TBSC warrants that the System will generate the guaranteed cumulative annual kilowatt-hours (kWh) (“Guaranteed Cumulative Annual kWh”) for (25) twenty-five years from the date the System is commissioned (“Warranty Start Date”), provided the Owner complies with the terms of this Agreement (this “Limited Production Warranty”). If the System does not generate the Guaranteed Cumulative Annual kWh set forth in Exhibit A during any twelve-month period commencing on the Warranty Start Date (each a “Contract Year”), TBSC will make a payment to Owner within thirty (30) days after the end of such Contract Year (this “make whole” payment”).

The make whole payment is calculated by multiplying the annual imputed energy payment per kilowatt-hour during the Contract Year (the “Guaranteed Power Production Price” as specified in Exhibit A) by the difference between the Actual Annual kWh (as defined herein) for the Contract Year and the Guaranteed Cumulative Annual kWh. For this calculation, the Guaranteed Cumulative Annual kWh will be reduced by any lost solar electric production during the Contract Year for which TBSC is not liable, as provided below. “Actual Annual kWh” means the AC electricity produced by the System in kilowatt-hours measured and recorded by TBSC during each Contract Year. TBSC will rely on the monitoring data or to the extent such data is not available, TBSC will estimate electricity production through other reasonable means as determined by TBSC.

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TBSC shall not have liability under this Limited Production Warranty for lost electricity production due to: (a) damage or destruction to the System not caused by TBSC or its agents (such as a casualty loss like a tree falling on the System); (b) any failure or lost production not caused by a System defect; (c) theft of the System; (d) Force Majeure or damage caused by unforeseeable events; or (e) a breach by Owner of Owner’s obligations under this Contract. TBSC reserves the right to make repairs or upgrades to the System with new or used parts to address issues causing production shortfalls. The make whole payment will constitute Owner’s sole and exclusive remedy with respect to performance of the system and any power generation shortfall.

This Limited Production Warranty does not warrant any specific electrical performance of the System other than that described above. The limited warranties do not apply to any lost power production or any repair, replacement or correction required due to the following:

(i) someone other than Boston Solar or its approved service providers installed, removed, reinstalled or repaired the System.

(ii) destruction or damage to the System or its ability to safely produce power not caused by Boston Solar or its approved service providers while servicing the System;

(iii) your failure to perform, or breach of, your obligations under the Contract (e.g., you modify or alter the System);

(iv) your breach of the Limited Warranties, including your being unavailable to provide access or assistance to us in diagnosing or repairing a problem;

(v) any Force Majeure Event (as defined below);

(vi) shading from new construction, on or off the Property, that did not exist on the date the System was installed,

(vii) shading from foliage that is new growth or is not kept trimmed to its appearance on the date the System was installed;

(viii) any system failure or lost production not caused by a System defect (e.g., the System is not producing power because it has been removed to make roof repairs or you have required us to locate the inverter in a non-shaded area).

The limited warranties described in Section 3 are the only express warranties made by TBSC with respect to the system. TBSC hereby disclaims, and any beneficiary of these limited warranties hereby waves, any warranty with respect to any cost savings using the System.

c) Commercial – Section XVII of commercial contract template

Warranties, Disclaimers and Indemnity.

a. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES ARE PROVIDED "AS IS" WITHOUT WARRANTIES, CONDITIONS, REPRESENTATIONS OR GUARANTIES OF ANY KIND, EITHER EXPRESSED, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY, TITLE, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ANY BOSTON SOLAR AUTHORIZED REPRESENTATIVE SHALL CREATE A WARRANTY. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AGREEMENT.

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b. Boston Solar does not warrant, and is not liable for, any third party utilities, materials, plans, Elements, or services utilized by Client or Boston Solar during the course of this Agreement. In no event will Boston Solar or its sub-contractors be liable to Client or any third party for any damages including, but not limited to, lost revenue, lost business, lost savings or other incidental, consequential or special damages arising out of this Agreement for any reason whatsoever, even if Boston Solar has been advised of the possibility of such damages.

c. Boston Solar warrants that the Services provided for hereunder shall be delivered free of material defects. The foregoing warranty for the Services shall end ten (10) years after installation. The manufacturers of the equipment used by Boston Solar hereunder may provide warranties for such equipment. Effective immediately upon Client’s making of the final payment under this Agreement, Boston Solar hereby assigns to Client, to the extent assignable, any and all manufacturer warranties covering the equipment and shall deliver copies of such warranties to Client. Client shall not take any action that invalidates such manufacturer warranties.

d. Boston Solar does not warrant or guarantee any level of electrical production for the Services. Information with respect to electrical production of the Services is based on manufacturer’s estimates of installed materials, estimates of peak sun hours, sun exposure and other factors. Factors such as dust, shading, snow, ice, weather and other natural and man-made elements, including usage, can adversely affect electrical production. Boston Solar’s warranties hereunder do not cover: power outages, Force Majeure Events, damage caused by unforeseeable events, normal wear and tear of the roof or the system, sub-structure, siding, plumbing or electrical work not related to the Services. The warranties hereunder further don’t apply to any problems caused by improper maintenance of the solar system being installed or any other improper action by any party other than Boston Solar.

e. For any plans, drawings, architectural or engineering plans, designs, or reports, procured by Boston Solar (“Contractor Provided Plans”), Boston Solar makes no representations or warranties about the quality of such Contractor Provided Plans beyond those specifically provided for herein or required by law.

f. Client represents and unconditionally guarantees that any design elements, plans, drawings, architectural models and plans, blue prints, materials, or contributions of any kind (“Elements”) furnished to Boston Solar for inclusion in the Services or otherwise provided to Boston Solar for the Services being provided hereunder, are owned by Client, or that Client has permission from the rightful owner to use each of these Elements. Client additionally agrees that Client has all rights to the property and structures subject to the Services contemplated hereunder. Client further agrees that it will defend, indemnify, and hold harmless Boston Solar and its respective staff and affiliates from and against any and all liabilities, claims, demands, damages, or costs, including, without limitation, settlement sums, attorney fees, expert fees, alleged or incurred in connection with from any claim or suit arising from the use of such Elements furnished by Client. In the event that any covenant, municipal, or architectural review committee is required to approve any Elements, the Client shall be responsible for obtaining such approvals and for the costs associated therewith.

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g. Client agrees to indemnify, defend and hold harmless Boston Solar and its officers, directors, managers, members, trustees, beneficiaries, partners, principals, executives, attorneys, accountants, business managers, clients, agencies, agents, representatives, associates, employees, independent contractors, and affiliates, from and against any and all losses, costs, damages, claims, suits, actions, judgments, demands, obligations, debts, liabilities, agreements and ex-penses whatsoever (in-cluding, without limitation, reasonable attorneys' fees and expenses, court costs and reasonable investigation expenses), arising out of or in connec-tion with any breach of any covenant, representation, warranty or agreement made by Client herein, the negligence, wrong-doing, or willful acts of Client, or any occurrence on the Client’s property, not caused by the willful wrong-doing of Boston Solar.

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3) The Company does not have significant Intellectual Property Contracts. The Company has arrangements with providers including but not limited to Salesforce, Microsoft and Aurora Solar.

4) Current Debt Schedule

The Boston Solar Company
Current Debt
As of 10/31/2021

Credit cards	Credit Limit	Original Balance	Current Balance	Available Credit	Terms	Maturity Date	Mthly Pymt	Pmnt Due Date	% Rate	Notes	Payment account	Latest Update
American Express Lowe's 2005	$ 39,000.00		$ 6,226.93	$ 32,773.07	revolving credit	n/a		17th		balance paid in full every month	Santander 4962	As of 10/31/2021
American Express Gold 2115	$195,000.00		$ 126,745.98	$ 68,254.02	revolving credit	n/a		1st		balance paid in full every month	Santander 4962	As of 10/31/2021
American Express3 Green 2006	$260,000.00		$ 247,681.65	$ 12,318.35	revolving credit					balance paid in full every month	Santander 4962	As of 10/31/2021
Chase Ink	$ 35,000.00		$ 49,561.43	$ (14,561.43)	revolving credit					balance paid in full every month	Santander 4962	As of 10/31/2021
Lowe's LAR 2025	$ 25,000.00		$ 2,652.09	$ 22,347.91	revolving credit	n/a		2nd		balance paid in full every month	Santander 4962	As of 10/31/2021
Staples Advantage	$ 10,000.00		$ -	$ 10,000.00	revolving credit	n/a		weekly		balance paid in full every month	Santander 4962	As of 10/31/2021
Capital One Spark (DMG Credit)2020	$ 40,000.00		$ -	$ 40,000.00	revolving credit	n/a				balance paid in full every month	Santander 4962	As of 10/31/2021
Santander Card*	$ 250,000.00		$ -	$ 250,000.00	revolving credit					balance paid in full every month	Santander 4963	As of 10/31/2021
*renewal pending												
Subtotal CREDIT CARDS	**$854,000.00**	**n/a**	**$ 432,868.08**	**$421,131.92**			**$ -**					
		Utilization	**51%**									
Isuzu Bank Loan	$ 33,339.10		$ 33,000.00				$ 627.52					

Lines of credit	Credit Limit	Original Balance	Current Balance	Available Credit	Terms	Maturity Date	Mthly Pymt	Pmnt Due Date	% Rate	Notes	Payment account	Latest Update
American Express	$ 175,000.00			$ 175,000.00								As of 10/31/2021
Santander LOC SBA	$ 350,000.00		$ 348,900.99								Santander 4962	As of 10/31/2021
Subtotal Lines of Credit	**$525,000.00**	**n/a**	**$ 348,900.99**	**$ 175,000.00**			**$ -**					
		Utilization	**66%**									

Term Loans	Credit Limit	Original Balance	Current Balance		Terms	Maturity Date	Mthly Pymt	Pmnt Due Date	% Rate	Notes	Payment account	Latest Update
Santander Term Loan SBA 2594	n/a	$ 490,000.00	$ 66,640.41	n/a	5 yrs	12/1/2021	$ 9,149.65	7th	4.50	Fixed rate, this term loan replaces the $600,000 Line of credit	Santander 4962	As of 10/31/2021
Santander Loan Term Loan SBA 2575		$ 425,000.00	$ 358,420.37		7 yrs	7/23/2026	$ 6,311.01	23rd	6.50		Santander 4962	As of 10/31/2021
Santander-EIDL Loan SBA		$ 150,000.00	$ 148,844.00		30 yrs	6/15/2050	$ 731.00	10th	3.75			As of 10/31/2021
American Express Loan Payable		$ 50,000.00	$ 1,194.81		3 yrs	12/3/2021	$ 1,782.38	23rd	16.97		Santander 4962	As of 10/31/2021
Ansel Barnum**	n/a	$ 386,500.00	$ 120,781.25	n/a			$ 8,052.08	n/a	15.00	$24,156.25 paid quarterly	Santander 4962	As of 10/31/2021
**$48,312.50 to be paid to bring current												
Subtotal LOANS	**$ -**	**$ 1,501,500.00**	**$ 695,880.84**				**$ 26,026.12**					
		Remaining	**46%**									
GRAND TOTAL			**$ 1,510,649.91**				**$ 26,653.64**

Leases:

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Isuzu Vehicles

Crown Forklift- 301-0005560-000, $274.14/month

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Disclosure Schedule 3.10 – Real Property; Title to Assets.

3.10 (a)

The Company has three leases at the following locations with Cummings Properties (2 leases) and Locke Realty (one lease):

a. Lease dated 8/28/2019 for 55 Sixth Road, Woburn, MA 01801 in the monthly amount of $14,947.92 which term ends on 10/31/2022, used as our main office space and warehouse.

b. Lease dated 9/1/2014 for 2 Gill Street (Area A and Area C) in the monthly amount of $3,925.70, which term ends on 10/31/2022 used as overnight parking for Company vehicles.

c. Lease dated 5/1/2015 for 6 AA Gill Street in the monthly amount of $1636.05 which term ends on 10/31/2022, attached to the overnight parking lot, currently used for storage.

3.10 (b)

The Company has not created any Encumbrance on any Real Property.

The Company has not created and any Encumbrance on any personal property and other assets (including leasehold interests) other than applicable equipment leases and Santander blanket security interest as well as the lien filed by Cummings Properties LLC. in connection with the Company’s leases for its premises and parking.

3.10 (c)

The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property, except for the sublease granted to Paradigm Energy at 55 Sixth Road, Woburn, MA 01801.

72

Disclosure Schedule 3.11 – Intellectual Property.

3.11 (b)

Domain Name	Status	Expiration Date

bostonsolar.co	Active	10/15/2022
bostonsolar.info	Active	2/20/2022
bostonsolar.us	Active	10/15/2022
bostonsolarinstallations.com	Active	12/17/2021
bostonsolarpanels.net	Active	2/20/2022
bostonsolarpanels.org	Active	2/20/2022
bostonsolarpanels.us	Active	2/19/2022
bostosolarpanels.info	Active	2/20/2022
gobostonsolar.com	Active	2/1/2023
howsolarworks.co	Active	2/19/2022
howsolarworks.org	Active	2/20/2022
howsolarworks.us	Active	2/19/2022
macommercialsolar.biz	Active	2/19/2022
macommercialsolar.co	Active	2/19/2022
macommercialsolar.info	Active	2/20/2022
macommercialsolar.net	Active	2/20/2022
macommercialsolar.org	Active	2/20/2022
macommercialsolar.us	Active	2/19/2022
maresidentialsolar.biz	Active	2/19/2022
maresidentialsolar.com	Active	2/20/2022
maresidentialsolar.info	Active	2/20/2022
maresidentialsolar.net	Active	2/20/2022
maresidentialsolar.org	Active	2/20/2022
maresidentialsolar.us	Active	2/19/2022

73

masolarpanel.com	Active	2/20/2022
masolarpanels.biz	Active	2/19/2022
masolarpanels.co	Active	2/19/2022
masolarpanels.info	Active	2/20/2022
masolarpanels.net	Active	2/20/2022
masolarpanels.org	Active	2/20/2022
masolarpanels.us	Active	2/19/2022
massachusettssolarlease.com	Active	4/14/2022
mybostonsolar.com	Active	1/29/2022
savemybillsolar.com	Active	1/2/2022
solar-boston.com	Active	1/20/2022
solar-boston.org	Active	12/4/2021
solar-ma.com	Active	1/20/2022
solar-ma.org	Active	12/4/2021
solar-ma.us	Active	1/19/2022
solar-massachusetts.com	Active	1/20/2022
solar-massachusetts.us	Active	1/19/2022
solarisbetter.biz	Active	2/19/2022
solarisbetter.co	Active	2/19/2022
solarisbetter.info	Active	2/20/2022
solarisbetter.net	Active	2/20/2022
solarisbetter.org	Active	2/20/2022
solarisbetter.us	Active	2/19/2022
solarizewoburn.com	Active	10/28/2022
solarma.us	Active	1/19/2022
solarmassachusetts.org	Active	12/4/2021
solarmassachusetts.us	Active	1/19/2022
solarshinglesmassachusetts.com	Active	5/4/2022

74

solarstrikeoutals.com	Active	12/4/2021
solarstrikesoutals.com	Active	8/17/2023
thebestsolarco.com	Active	1/20/2022
thebostonsolarcompany.com	Active	6/12/2022
woburnsolar.com	Active	10/27/2022

The following are the primary social media accounts used by the Company: Facebook, Google My Business, Instagram, LinkedIn and Twitter.

Boston Solar Registered Federal Service Mark.

Boston Solar Registered Massachusetts Service Mark.

The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances created by the Company, other than the security interest in favor of Santander Bank.

75

Disclosure Schedule 3.12 – Material Customers and Suppliers

3.12(a) Material Customers.

Material Customers (excluding residential and commercial solar) for each of the two most recent fiscal years and the period through October 31, 2021 are:

2019
Batlle-Rafferty, Lya: Energy Storage	1	$26,821.40
Franey, Joseph: Energy Storage	1	$28,374.70
Marchetti, Mike: Energy Storage	1	$36,088.42
Peitzsch, Scott: Energy Storage	1	$30,230.04
Stewart, Lawrence: Roofing	1	$39,720.00
Tedrake, Rachel: Energy Storage	1	$27,013.40
Total	6	$188,247.96

2020
Andreotes, Chris: Energy Storage	1	$30,988.29
Brettman, Lee: Energy Storage	1	$28,112.87
Brudnick, Richard: Energy Storage	1	$36,175.63
Cheever, Charles: Energy Storage	1	$26,848.49
Hines, Graham: Energy Storage	1	$26,821.40
Thompson, Christopher: Energy Storage	1	$28,097.22
Tran, Joseph: Energy Storage	1	$26,848.49
Wilk, Sandra: Energy Storage	1	$29,236.30
Wolf, Katie: Energy Storage	1	$29,236.30
Total	9	$262,364.99

76

2021
Abstoss, Katherine: Energy Storage	1	$30,683.73
Baciu, Peter: Energy Storage	1	$26,006.42
Callahan, James: Energy Storage	1	$28,112.87
ExampleCompany123: Energy Storage	1	$90,060.84
Flores, Efren: Energy Storage	1	$27,255.15
Grace, Kristina: Energy Storage	1	$29,044.85
Jacobs, Doug: Energy Storage	1	$25,236.19
Linehan, John: Energy Storage	1	$31,926.37
Matkin, Sue: Energy Storage	1	$28,112.87
Patterson, Joel: Energy Storage	1	$42,519.91
Rockoff, Mike: Energy Storage	1	$26,277.82
Savla, Ashesh: Energy Storage	1	$33,701.54
Strem, Arielle: Energy Storage	1	$36,729.44
Swindells, Tom: Energy Storage	1	$25,701.85
Ullman, Peter: Energy Storage	1	$88,863.14
Wierzbinski, Peter: Energy Storage	1	$33,272.56
Total	16	$603,505.55

3.12(b)  Material Suppliers.

Material Suppliers for each of the two most recent fiscal years and the period through October 31, 2021 are:

Fiscal Year 2019
Ace Search Acquisition Limited
Allied Building (Beacon Roofing)
BankDirect
BerryDunn McNeil & Parker, LLC

77

Blue Cross and Blue Shield of Massachusetts, Inc.
Blue Cross Blue Shield of Massachusetts, Inc. (Dental)
CED (Greentech MA)
Clean Energy Experts
Clearesult Consulting, Inc
Cummings Properties
ELI - Exceptional Leaders International, LLC
Energy Circle LLC
Enterprise Fleet Management
EW 99308 MA (U.S. Renewable Solutions)
Golden Group Construction Corp.
Google
Guardian ID 00 547072
Isuzu Finance
J.F Roofing Co.
Locke Realty Trust
National Grid (Application Reviews - Non Utility Billing)
Needham Shell
New England Enterprises Inc.
Northeast Electrical Corporation
People's United Insurance Agency
Resonant Energy (Vendor)
SolarReviews
Sunbelt Rentals
Sungage Financial, Inc.
The Nagler Group
Vector Structural Engineering
Wex

78

Fiscal Year 2020
Allied Building (Beacon Roofing)
Aurora Solar
BerryDunn McNeil & Parker, LLC
Blue Cross Blue Shield of Massachusetts, Inc. (Dental)
CED (Greentech MA)
Clearesult Consulting, Inc
Cummings Properties
Energy Circle LLC
Eversource (Interconnection)
EW 99308 MA (U.S. Renewable Solutions)
Golden Group Construction Corp.
Google
Gotham Insurance Company
Indeed
Insperity
Isuzu Finance
J.F Roofing Co.
Locke Realty Trust
MontVale Auto Care
National Grid (Application Reviews - Non Utility Billing)
New England Enterprises Inc.
Northeast Electrical Corporation
Resonant Energy (Vendor)
Safety Insurance
Salesforce
Solar Foundations USA, INC
SolarReviews
Standard Electric
Sunbelt Rentals
Sungage Financial, Inc.
Town of Needham
Vector Structural Engineering
Wex
Fiscal Year 2021
Allied Building (Beacon Roofing)
Aurora Solar

79

BerryDunn McNeil & Parker, LLC
Blackout Energy Services LLC
CED (Greentech MA)
Clearesult Consulting, Inc
Cummings Properties
ELI - Exceptional Leaders International, LLC
Energy Circle LLC
EW 99308 MA (U.S. Renewable Solutions)
Faraday
Google
Hurricane Hill Development Company PLLC
Isuzu Finance
James Boutin
Locke Realty Trust
National Grid (Application Reviews - Non Utility Billing)
Northeast Electrical Corporation
Oasis
Safety Insurance
Salesforce
SmartPay Solutions
Solar Flair Energy Inc
SolarReviews
Standard Electric
Sunbelt Rentals
Sungage Financial, Inc.
Unirac, Inc
Vector Structural Engineering
Viridis Energy Solutions, LLC
Wex

80

Disclosure Schedule 3.13 – Insurance

Commercial Auto – Safety Company Insurance

Management Liability Policy – Counterpart, Inc

General and Professional Liability – ProSight Specialty Insurance

Contractors Pollution Policy - Aspen Specialty Insurance Company

Umbrella Liability - ProSight Specialty Insurance

Term Life (“Key Man”) Insurance on Daniel Mello Guimaraes - Principal National Life Insurance Company

Fixed Premium Insurance Policy (supporting the Buyout Term Promissory Note executed by Daniel and Romain effective January 1, 2018) - Protective Life Corporation

81

Disclosure Schedule 3.13 – Legal Proceedings; Governmental Orders.

None, other than that the Company has received a notice from OSHA in connection with an employee’s fall from a roof earlier this year.  The Company has been in contact with OSHA as to the issue under review and relevant Company policies and procedures. The Company believes that it has communicated all the required information and has no basis to believe that any ruling or administrative directive issued by OSHA will have a material impact on its operations or require the payment of a material amount by way of fines or other remedial directives from OSHA related to this incident with its most recent communications with the Company indicating that they will be less than $5,000.

82

Disclosure Schedule 3.17 – Employee Benefit Matters

Section 3.17 (a)

The Company employee benefit plans are:  The Boston Solar Company LLC 401k Plan dated 01/01/2015 available upon request

Tufts Healthcare, 6/1/21

American Public Life Supplementary Health, 6/1/21

Metlife Dental, 6/1/21

Superior Vision, 6/1/21

UNUM Life, 6/1/21

Early in the year, the Company discussed with its leadership team establishing a bonus plan for 2021, but did not do so given the Company would not achieve the targeted financial results under consideration for any such plan.

83

Disclosure Schedule 3.18 – Employment Matters

Section 3.18(a)

The following are current employees: list by department/title/hire date, access to personnel records, including compensation have been, and/or will be, made available consistent with applicable employee privacy laws.

HIRED DATE	DEPARTMENT	JOB TITLE
12/1/2012	CEO	CEO
2/6/2014	IT	IT ANALYST
2/16/2014	REDOPSFILDCREW	PV LEAD ELECTRICIAN
7/7/2014	REDOPSFILDCREW	LEAD INSTALLER
11/17/2014	REDOPSFILDCREW	ELECTRICAL INSPECTOR
3/9/2015	SALES	SOLAR CONSULTANT
5/4/2015	REDOPSFILDCREW	STORAGE + PV LEAD ELECTRICIAN
9/9/2015	REDOPSCUSEXPDEP	SOLAR COMMISSIONER
9/22/2015	REDOPSFILDCREW	ELECTRIAN
1/4/2016	SALES	SOLAR CONSULTANT
1/25/2016	REDOPSCUSEXPDEP	CUSTOMER EXPERIENCE MANAGER
4/26/2016	REDOPSFILDCREW	STORAGE + PV LEAD ELECTRICIAN
6/6/2016	REDOPSFILDCREW	SOLAR INSTALLER
7/5/2016	REDOPSCUSEXPDEP	SENIOR CUSTOMER EXPERIENCE COORDINATOR
4/4/2017	REDOPSFILDCREW	OPERATIONS & SAFETY ADMINISTRATOR
5/15/2017	IT	DIRECTOR OF TECHNOLOGY
11/27/2017	DESIGNANDENGINEERING	DESIGN & ENGINEERING MANAGER
6/4/2018	MARKETING	DIRECTOR OF MARKETING
6/4/2018	MARKETING	MARKETING ASSISTANT
8/20/2018	ACCT	DIRECTOR OF FINANCE
8/27/2018	COMMERCIALOPERATIONS	ASSOCIATE COMMERCIAL PROJECT MANAGER

84

10/12/2018	REDOPSFILDCREW	SECOND INSTALLER
11/19/2018	SALES	SOLAR CONSULTANT
4/1/2019	MARKETING	INSIDE SALES
9/9/2019	SALES	SOLAR CONSULTANT
12/30/2019	RESIDOPSSITEAUD	SENIOR SOLAR SITE AUDITOR
2/3/2020	REDOPSCUSEXPDEP	CUSTOMER EXPERIENCE COORDINATOR
3/2/2020	REDOPSFILDCREW	SOLAR INSTALLER
3/2/2020	SALES	SOLAR CONSULTANT
5/18/2020	REDOPSFILDCREW	GENERAL CONSTRUCTION TECHNICIAN
5/26/2020	REDOPSFILDCREW	SOLAR ELECTRICIAN
6/1/2020	SALES	COMMERCIAL SOLAR CONSULTANT
7/27/2020	REDOPSFILDCREW	LEAD INSTALLER
8/3/2020	REDOPSFILDCREW	SOLAR INSTALLER
8/25/2020	ACCT	JUNIOR ACCOUNTANT
9/1/2020	REDOPSFILDCREW	INSTALLATION MANAGER
9/8/2020	ACCT	ACCOUNTING MANAGER
9/8/2020	REDOPSFILDCREW	ELECTRICAL INSPECTOR
9/9/2020	MARKETING	BUSINESS DEVELOPMENT ASSOCITATE
9/18/2020	REDOPSFILDCREW	STRUCTURAL TECHNICIAN
9/21/2020	REDOPSFILDCREW	SOLAR INSTALLER
11/16/2020	SALES	DIRECTOR OF SALES
11/30/2020	COMMERCIALOPERATIONS	DIRECTOR OF COMMERICAL OPERATIONS
12/29/2020	REDOPSCUSEXPDEP	CUSTOMER EXPERIENCE COORDINATOR
1/4/2021	REDOPSFILDCREW	SOLAR ELECTRICIAN
1/5/2021	RESOPSWAREH	WAREHOUSE MANAGER
1/11/2021	REDOPSCUSEXPDEP	OPERATIONS & MAINTENANCE COORDINATOR
1/18/2021	REDOPSFILDCREW	SERVICE ELECTRICIAN
2/8/2021	REDOPSFILDCREW	DIRECTOR OF RESIGENTIAL OPERATIONS

85

3/15/2021	DESIGNANDENGINEERING	DIRECTOR OF DESIGN & ENGINEERING
3/22/2021	REDOPSCUSEXPDEP	CUSTOMER EXPERIENCE COORDINATOR
3/22/2021	REDOPSFILDCREW	SECOND ELECTRICIAN
3/29/2021	SALES	PROJECT ANALYST
4/12/2021	DESIGNANDENGINEERING	SOLAR DESIGNER
4/19/2021	COMMERCIALOPERATIONS	COMMERCIAL OPERATIONS MANAGER
5/3/2021	REDOPSFILDCREW	SOLAR ELECTRICIAN
5/3/2021	REDOPSFILDCREW	SOLAR INSTALLER
5/14/2021	REDOPSFILDCREW	LEAD INSTALLER
5/17/2021	REDOPSFILDCREW	ELECTRIAN
5/17/2021	REDOPSFILDCREW	SECOND INSTALLER
5/17/2021	REDOPSFILDCREW	STORAGE + PV LEAD ELECTRICIAN
6/28/2021	REDOPSCUSEXPDEP	CUSTOMER EXPERIENCE ASSOCIATE
6/28/2021	REDOPSFILDCREW	ELECTRIAN
7/6/2021	DESIGNANDENGINEERING	ENGINEERING CORRDINATOR
7/9/2021	RESOPSWAREH	WAREHOUSE ASSOCIATE
7/12/2021	REDOPSFILDCREW	SOLAR INSTALLER
8/16/2021	REDOPSFILDCREW	GENERAL CONSTRUSTION TRAINEE
9/20/2021	DESIGNANDENGINEERING	INTERN
9/24/2021	REDOPSFILDCREW	PV LEAD ELECTRICIAN
9/24/2021	REDOPSFILDCREW	SOLAR INSTALLER
9/24/2021	REDOPSFILDCREW	SOLAR INSTALLER
9/27/2021	REDOPSFILDCREW	SOLAR INSTALLER
10/1/2021	RESIDOPSSITEAUD	SOLAR SITE AUDITOR
10/4/2021	REDOPSFILDCREW	SOLAR INSTALLER
10/26/2021	HR	HUMAN RESOURCES MANAGER
10/26/2021	REDOPSFILDCREW	SOLAR ELECTRICIAN
10/26/2021	REDOPSFILDCREW	SOLAR ELECTRICIAN

86

The following are independent contractors and consultant: function and start date [note only current relationships here]  See Schedule 3.21 for payments due consultant on Closing Date.

Exceptional Leaders International, 4/30/21

Johanna Becker, 10/26/21

Shubham Bankar, 9/1/21

Scott Goehringer, 1/1/16

87

Disclosure Schedule 3.21 – Brokers

Section 3.21 Brokers. E.L.I. will be entitled to be paid 2.5% of the cash payments received in connection with any transaction with the Buyer on closing.  No payment is due with respect to equity that may be received or cash compensation that requires any performance on behalf of the Company other than the passage of time, provided, however that E.L.I will be entitled to no less than an amount equal to the greater of its Fees paid for services during the term of its engagement or $50,000 to the extent a closed transaction is all or substantially all non-cash consideration. Provided, however, 50% of fees paid for E.L.I.’s services in August or thereafter reduce dollar for dollar the amount due on closing.

88

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT dated as of April 22, 2022 (this “Amendment”), is entered into among Daniel Mello Guimaraes, an individual (“Guimaraes”), Romain Strecker, an individual (“Strecker” and collectively with Guimaraes, the “Sellers”), The Boston Solar Company LLC, a Delaware limited liability company (the “Company”), and SinglePoint Inc., a Nevada corporation (“Buyer”)

WITNESSETH:

WHEREAS, the Sellers, the Company and the Buyer entered into that certain Securities Purchase Agreement dated as of November 20, 2021, as extended on February 28, 2022 and March 30, 2022 (the “Agreement”);

WHEREAS, any capitalized yet undefined terms set forth in this Amendment shall have the meaning ascribed to such terms in the Agreement;

WHEREAS, the parties wish to amend certain provisions of the Agreement on mutual assent and this Amendment serves as such writing as contemplated by Section 10.07 of the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth above, and in the Agreement, the parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

1. The first sentence of Section 1.02(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) $5,258,236.58 to Guimaraes in the form of (i) a cash payment equal to $2,513,185.00 (the “Preliminary Cash Consideration” or the “Guimaraes Cash Consideration”), minus a $250,000 holdback (the “Holdback”) that will serve to satisfy any working capital Post-Closing Adjustment or any indemnification obligations for twelve (12) months from the Closing Date; the Preliminary Cash Consideration will also be adjusted as described in Section 1.02(c) and according to the payment waterfall set forth in Section 1.02(c) of the disclosure schedules attached hereto and made a part hereof, delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement (collectively, the “Disclosure Schedules”); (ii) a convertible promissory note in the amount of $976,016.35 (“Seller’s Note”), and (iii) $1,940,423.00 in the form of installment payments (the “Guimaraes Installments”) to be paid as described in Section 1.02(d).”

2. Section 2.02(a)(i) is hereby amended by adding immediately after (B) the following:

“Seller’s Note together with…”

3. Section 4.01 is hereby amended as follows:

(a) Delete last sentence in its entirety and substitute therefore the following:

“This Agreement, the convertible promissory note referenced as Seller’s Note in Section 1.02(b), as amended, and Guimaraes Installments and Ancillary Documents together with Transaction Documents constitute the legal, valid, binding and enforceable obligation against Buyer in accordance with their respective terms.”

4. Section 10.05 is hereby amended in the first sentence thereof by adding immediately after the phrase “This Agreement”, the following:

“together with Seller’s Note, the Ancillary Documents”

5. No other Amendments. Except as expressly amended herein and to give effect to the above, the Agreement remains in full force and effect and no other amendment shall be effective unless in a writing signed by the parties.

3. Counterparts: This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows.]

2

IN WITNESS WHEREOF, the parties, intending to be legally bound, hereby execute this Amendment through their duly authorized officers on the date first set forth above.

SELLERS:
By_____________________ Daniel Mello Guimaraes Individually By_____________________ Romain Strecker Individually THE COMPANY: The Boston Solar Company LLC
By_____________________ Daniel Mello Guimaraes Managing Member BUYER: SinglePoint Inc.
By_____________________ Wil Ralston Chief Executive Officer

F:\Cases\21-354\Drafts\Amendment to SPA\First Amendment to SPA (F&N 4.18.2022).docx

Signature Page to First Amendment

SECOND EXTENSION

This second extension (the “Extension”) dated as of April 1, 2022 to the Securities Purchase Agreement dated as of November 18, 2021 (the “Agreement”), among Daniel Mello Guimaraes, an individual (“Guimaraes”), Romain Strecker, an individual (“Strecker” and collectively with Guimaraes, the “Sellers”), The Boston Solar Company LLC, a Delaware limited liability company, (the “Company”), and SinglePoint Inc., a Nevada corporation (“Buyer”), as extended by the Extension dated February 28, 2022.

RECITALS

WHEREAS, Sellers, Company and Buyer are parties to the Agreement; and

WHEREAS, the Parties desire to extend the deadline for the purchase of the Company interests as set forth in the Agreement (the “Closing”) to April 15, 2022 and amend Section 2.01 of the Agreement accordingly.

NOW THEREFORE, in consideration of the promises set forth below, the value and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Extension. Parties agree that Section 2.01 of the Agreement shall be revised to reflect that the “Extension Period” shall be extended to April 15, 2022 and shall automatically extend for an additional seven (7) days thereafter in the Closing has not occurred.

2. Construction. The parties have participated jointly in the negotiation drafting of this Extension. Any event in ambiguity or question of intent or interpretation arises, this Extension shall be constructed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Extension. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to referred to all rules and regulations promulgated thereunder, unless the context otherwise requires.

3. Miscellaneous. Except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected by this Extension. All capitalized terms used herein, not otherwise defined herein, shall have that meaning assigned to it in the Agreement. Except as set forth herein, all terms of the Agreement shall remain in full force and effect. This Extension shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Extension may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Extension is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Extension shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Extension Agreement to be duly executed as of April 1, 2022.

SELLERS:

By

Daniel Mello Guimaraes

Individually

By

Romain Strecker

Individually

THE COMPANY:

The Boston Solar Company LLC

By

Daniel Mello Guimaraes

Managing Member

BUYER:

SinglePoint Inc.

By

Wil Ralston

Chief Executive Officer

2